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                                                                     EXHIBIT 5.1


                                 FAEGRE & BENSON LLP
                                 2200 Norwest Center
                               90 South Seventh Street
                          Minneapolis, Minnesota  55402-3901

                                    June 27, 1997


Excelsior-Henderson Motorcycle
 Manufacturing Company
607 West Travelers Trail
Burnsville, Minnesota 55337


Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, 4,600,000 shares (the "Shares") of Common Stock, par value $.01 per share, of Excelsior-Henderson Motorcycle Manufacturing Company, a Minnesota corporation (the "Company"), proposed to be sold by the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-1, as amended, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

         1. The Company is a corporation duly organized and existing under the laws of the State of Minnesota.

         2. All necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares by the Company, and, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued and fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.

                             Very truly yours,



                             FAEGRE & BENSON LLP